Exhibit 21

COGNOS INCORPORATED

JURISDICTION OF
SUBSIDIARIES	INCORPORATION

Cognos AB	Sweden
Cognos A/S	Denmark
Cognos Austria GmbH	Austria
Cognos (Barbados) Limited	Barbados
Cognos B.V	The Netherlands
Cognos Corporation	Delaware
Cognos do Brasil Ltda.	Brazil
Cognos Europe Limited	United Kingdom
Cognos Pte. Limited	Singapore
Cognos France S.A.	France
Cognos GmbH	Germany
Cognos Hungary Asset Management LLC	Hungary
Cognos K.K.	Japan
Cognos Limited	United Kingdom
Cognos N.V./S.A.	Belgium
Cognos OY	Finland
Cognos Pty Limited	New South Wales
Cognos South Africa (PTY) Limited	South Africa
Cognos S.p.A.	Italy
Cognos (Switzerland) Ltd.	Switzerland
Cognos (UK) Limited	United Kingdom
Adaytum Asia Pacific Pty Limited	Australia
Adaytum Canada, Corp.	Nova Scotia
Adaytum Inc.	Delaware
Adaytum KPS Limited	United Kingdom
Adaytum Limited	United Kingdom
Adaytum SARL	France
APL2000 Inc.	Georgia
Enabled Worlds UK Limited	United Kingdom
LEX2000 Inc.	Delaware
NoticeCast Software Ltd.	United Kingdom
Right Information Systems Limited	United Kingdom
Softa Group Limited	United Kingdom
Softa (Consulting) Limited	United Kingdom
Softa (Software) Limited	United Kingdom

All subsidiaries are wholly-owned by Cognos Incorporated, except (a) APL2000 Inc. which is wholly-owned by LEX2000 Inc., (b) Cognos Limited which is wholly-owned by Cognos Europe Ltd., (c) Adaytum Inc., which is wholly-owned by Cognos Corporation, (d) all other Adaytum entities which are wholly-owned by Adaytum Inc., except Adaytum SARL and Adaytum KPS Limited, which are wholly-owned by Cognos Limited.

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